[Working translation from Polish]

                         AGREEMENT

          FOR ESTABLISHING OF THE MINING USUFRUCT
            FOR THE PURPOSE OF GOLD EXPLORATION
        (EXPLORATION AND APPRAISAL OF GOLD DEPOSITS)


entered into in Warsaw, on October 1, 1996, by and between:

1. The State Treasury of the Republic of Poland ("the State Treasury"), represented by Mr. Stanislaw Zelichowski, Minister of Environmental Protection, Natural Resources and Forestry

and

2. Sudety Mining Company Sp. z o.o., with its seat in Warsaw, ul. Wal Miedzeszynski 646, entered into the Commercial Register kept by the District Court for the City of Warsaw, XVI Commercial and Registration Department in Section B under the number 48042, the Members of the Management Board of which are Messrs. Jerzy B. Maciolek, David N. Pierce and Andrew W. Pierce, the share capital of which amounts to PLN 20,000 (hereinafter called the "Holder"), represented by Mr. David N. Pierce.


                          SECTION 1

1. The State Treasury, as the exclusive owner of the Earth's crust interior with its mineral deposits, hereby establishes for the Holder the mining usufruct as specified below in Section 4, on the territory located in the following gminas in Legnica voivodship: Legnickie Pole, Wadroze Wielkie, Msciwojow, Jawor, Mecinka, Ruja and Udanin, the following gminas in Wroclaw voivodship: Malczyce, Sroda Slaska and Kostomloty, and gmina Strzegom in Walbrzych voivodship, within the boundaries marked by lines connecting points with geographic coordinates as follows:

          51o11'00"N, 16o13'48"E
          to the south-east up to 51o04'53"N, 16o32'10"E, to the south-west up to 50o58'53"N, 16o27'21"E, to the north-west up to 51o05'02"N, 16o08'59"E

     The surface of the area described above (hereinafter called the "concession blocks 21, 22 and 23") is 288 km2 (discrepancy not exceeding 0,1 km2 possible). The geographic coordinates of each of Blocks 21, 22 and 23 are set forth in Schedule A, constituting an integral part hereof.

2. The mining usufruct referred to in Sec. 1 above is subject to the following conditions:

     a. obtaining the concessions for exploration and appraisal of gold deposits and other associated minerals and elements, within concession blocks 21, 22 and 23;

     b. paying to the State Treasury the first part of the mining usufruct fee in the amount of a zloty equivalent of US$ 5,000 (five thousand US Dollars).


                                    SECTION 2

1. Subject to Sec. 2 below, the Holder agrees to pay to the State Treasury the second part of the mining usufruct fee in the amount of a zloty equivalent of US$ 50,000 (fifty thousand US Dollars) within six months of the day of obtaining the concessions specified in Section 1.2.a.

2. Additionally, the Holder agrees to prepare a regional study concerning the prospective occurrence of gold in the area of Sudety Foothills. A plan for the exploration and a detailed plan of work together with a budget shall be submitted at the Geological Concession Office within six months of the date on which the concession is granted. After the approval of a draft of the study by the Ministry of Environmental Protection, Natural Resources and Forestry, the costs incurred by the company in connection with the study shall be deducted from the second part of the mining usufruct fee.

3. The concession fee referred to in Article 85 of the Geological and Mining Law of February 4, 1994 shall amount to the zloty equivalent of US$ 15,000 (fifteen thousand US Dollars). 60 percent of the fee shall constitute the revenue of the local authorities on whose territory the activities under the concession are conducted and the remaining 40 percent shall constitute the revenue of the National Fund for Environmental Protection and Water Management.

4. The Holder envisages that it will spend the amount equivalent to US$ 800,000 (eight hundred thousand US Dollars) within four years of exploration and appraisal works.


                          SECTION 3

1. The mining usufruct is established for the period of four years from the receipt of the concessions referred to in Section 1.2.a, unless it expires earlier for reasons set forth herein or in the law.

2.   This Agreement shall expire if any of the conditions referred to in
     Section 1.2. or  Section 2.1 is not fulfilled.

3. Access to the object of the mining usufruct shall be granted immediately after satisfying the conditions specified in Section 1.2 and payment of the fee referred to in Section 2.3


                          SECTION 4

1. The mining usufruct give the Holder the exclusive use of the area defined in Section1.1, for the purpose of conducting geological work related to exploration and prospecting for gold, and other associated minerals and elements, in the manner described in law, particularly in the Geological and Mining Law of February 4, 1994, as well as regulations related to protection and use of environmental resources.

2. The Holder shall have the right to use the area referred to in Section 1 to the depth no greater than specified in the geological work plan submitted to the concession authority.

3. The Holder may mine the explored and appraised minerals only to the extent necessary to draw up geological documentation set forth in the concession and to collect technological samples.


                          SECTION 5

1. The geological work shall be initiated for the purpose of exploration and appraisal of gold deposits on the concession block 21, 22 and 23. The work shall be carried out in 3 stages the duration of which shall be 6, 18 and 24 months. A description of the work to be carried out at every stage is included in Schedule B, constituting an integral part hereof.

2. The parties agree that during the validity of this agreement and for 1 year from its termination, they shall not, without written consent of the State Treasury and the Holder, as appropriate, disclose to third parties any information obtained as a result of the geological work conducted by the latter in the area defined in this agreement. The above does not prejudice the provisions of the Geological and Mining Law of February 4, 1994 - (Dz.U. No. 27,poz. 96) and without prejudice to the Holder's right to reveal certain information, to the extent necessary, to the parties interested in acquiring the Holder's shares or in financing of the activity contemplated herein.

3. The Holder agrees to submit to the concession authority annual reports on geological work being conducted.

                          SECTION 6

1. Nothing in this agreement shall affect the rights of third parties, including owners of land properties and does not release the Holder from fulfilling the obligations provided by law, particularly those related to conducting geological work, mining minerals and the protection and utilization of natural resources.

2. The State Treasury reserves for itself the right to establish mining usufruct within the area described above for the purpose of carrying our activities different than those set forth in this agreement, in a manner which does not violate the rights of the Holder.


                          SECTION 7

1. Payments made pursuant to this agreement (except those referred to in Section2.3) shall be made by the Holder to the following bank account:

          Ministry of Environmental Protection, Natural Resources and Forestry, Biuro Administracyjno-Budzetowe
          NBP O/O Warszawa
          account # 1052-680-223-1
          title: 28.31.3996  Section 64 - mining usufruct

     within 30 days from receiving the concession (subject to Section 2 Secs. 1 and 2) without a notice from the State Treasury.

2. Whenever this agreement provides for payments in PLN which are the equivalent of an amount expressed in US Dollars, then the average exchange rate announced by the National Bank of Poland as of the day preceding the payment shall apply.


                          SECTION 8

1. Without written consent of the State Treasury, the Holder may not lease out, rent or give away the mining usufruct to third parties or otherwise make it available in whole or in part, and may not dispose of it or contribute it into a company.

2. The Holder agrees to immediately inform the State Treasury in writing of any changes in its name, its organizational structure or form, any increase or decrease of its share capital, filing a petition for bankruptcy, declaration of bankruptcy, commencement of creditors' arrangement or liquidation proceedings. The State Treasury may request the necessary explanations on the above.

                          SECTION 9

1. Should the Holder breach any of its material obligations set forth herein and does not cure the breach, for reasons within its control, within 30 days from a notice by the State Treasury, the State Treasury shall have the right to immediately renounce this agreement in whole or in part, without any right of the Holder to lodge any claims against the State Treasury based on such renouncement. Such renouncement shall not be possible if the Holder has breached its obligations due to force majeure or an extraordinary change of circumstances.

2. The renouncement referred to in item 1 shall be in writing, otherwise it shall be null and void.

3. The Holder may terminate the agreement in whole or in part, by 3 months' notice, effective as of the end of a calendar quarter. The notice must be submitted in writing, otherwise it shall be null and void.

4. The extinguishment of the mining usufruct, regardless of the reasons therefor, shall not release the Holder of its obligations set forth in the law or decisions of competent authorities, including in particular in the field of environmental protection.


                         SECTION 10

In the event of an extraordinary change of conditions or an event of force majeure, the parties shall undertake all necessary actions to adapt this agreement to the new circumstances.


                         SECTION 11

1. If the Holder fulfills all its material obligations specified in this agreement, the State Treasury cannot renounce this agreement prior to the date stated in Section 3, however the Holder may request its extension, in whole or in part, but no longer than for 3 years. The extension proposal notice should be filed no later than six months before the expiration of the term referred to in Section 3.1. The extension proposal has to be submitted in writing, otherwise it shall be null and void. The State Treasury may refuse to extend the agreement only in the case of an extraordinary change of conditions or if another entity applying for mining usufruct submits a significantly more attractive proposal.

2. If upon expiration of the four-year exploration period (including any extension granted pursuant to Sec. 1 above) the Holder makes a proposal to the State Treasury regarding the exploitation of the mineral deposits explored by the Holder, the State Treasury shall negotiate in good faith the establishment of an exploitation mining usufruct for the Holder, covering the period required to exploit the documented deposits in accordance with the deposit development plan.

3. The conditions of the mining usufruct referred to in Sec. 2 above should secure the economic viability of the exploitation. If the establishment of such conditions occurs impossible due to circumstances beyond the parties' control, the parties shall make best efforts to change those circumstances accordingly.


                         SECTION 12

In the event of disputes related to this agreement, the parties shall undertake all efforts to settle the dispute amicably. If the parties cannot settle the dispute in accordance with this Section 12, it shall be considered by the public court competent for the city of Warsaw.


                         SECTION 13

1.   The costs associated with the execution shall be borne by the Holder.

2. All matters which are not regulated herein shall be governed by the applicable legal provisions. In the event of termination of this agreement the Holder does not have the right to lodge claims against the State Treasury based on the increased value of the subject of the mining usufruct.

3. This agreement has been drawn up in the Polish language in two identical copies, one for each party.


FOR THE STATE TREASURY:                      FOR THE HOLDER:

/s/ Stanislaw Zelichowski                    /s/ David N. Pierce



                         SCHEDULE A

 GEOGRAPHIC COORDINATES OF CONCESSION BLOCKS 21, 22 AND 23

Block 21

51o11'00"N                    51o09'58"N
16o13'48"E                    16o19'50"E

51o05'02"N                    51o03'13"N
16o08'59"E                    16o15'10"E



Block 22

51o09'58"N                    51o06'54"N
16o19'50"E                    16o25'59"E

51o03'13"N                    51o01'10"N
16o15'10"E                    16o20'03"E



Block 23

51o06'54"N                    51o04'53"N
16o25'59"E                    16o32'10"E

51o01'10"N                    50o58'53"N
16o20'03"E                    16o27'21"E


                         SCHEDULE B

   DESCRIPTION OF PROPOSED WORK DURING EXPLORATION PHASES


FIRST EXPLORATION PHASE

     During the first exploration phase the Holder will reinterpret, reanalyze and integrate all existing geological, geophysical and geochemical data.
Besides we will collect soil samples and analyze them for the presence of mobile mercury which is the best indication of buried gold deposits in Nevada. Generation of exploration models in the concession blocks and definition of zones with potential gold mineralization will be the main results of the described works.

A.   Stages and scope of work in the First Exploration Phase

1)   Regional evaluation

2) Detailed analysis of geophysical and geochemical data, and definition of prospective areas

3)   Experimental work related to implementation of the mobile mercury method

4) Selection of 5-8 areas where detailed exploration work will be conducted in the second phase of exploration.

B.   Scope of work in the First Exploration Phase


1)   Regional evaluation

     a)   Analysis of geological data and regional geophysics and geochemistry

          - analysis and interpretation of existing geophysical data (electric and electromagnetic methods, gravity and magnetics, seismic)

     b) Generation of detailed tectonic map of the concession area showing geological terranes and dislocation zones.

2) Detailed analysis of geophysical and geochemical data, and definition of prospective areas

     a) Definition of tectonic zones prospective for circulation of hydrothermal solutions and potential gold presence.

     b)   Definition of mineralized halos generated by granitic intrusives.

     c)   Definition of serpentinite zones.

3)   Experimental work related to implementation of the mobile mercury method

     a) Collection of 3,000 samples from different depths in the mineralized areas and in the areas lacking mineralization but considered prospective, in order to determine the contamination level.

     b) evaluation of usability and optimal conditions for implementation of the mobile mercury method.

4) Selection of 5-8 (1-3 km2) areas with indication of gold mineralization where detailed exploration work will be conducted in the second phase of exploration.

C.   Time of initiation and duration of the First Exploration Phase

1)   Regional evaluation

     Regional evaluation will start no later than 30 days from the date of receiving the concession and all existing technical data from the concession area, and will last no longer than 6 months.

2) Detailed analysis will begin no later than 6 months from the date of receiving the concession, and will last no longer than 6 months.

3) Experimental work related to implementation of the mobile mercury method will begin immediately after receiving the concession, provided the weather conditions permit, and will last no longer than 6 months.

SECOND EXPLORATION PHASE

     The scope of work and selection of the exploration in the second phase will depend on the results of the First Phase. In the area of Fore-Sudetic Block where a cover of unconsolidated sediments exists, traditional exploration methods are not very useful. Exploration techniques have then rely on modern geophysical and geochemical methods implemented and tested during the 10 last years in similar geological conditions in Nevada.

     We expect that the results of the first phase will allow to define anomalous zones and select the most useful geophysical and geochemical methods to be applied in the second phase. The works of the second phase will be concentrated in 5-8 prospective anomalous zones (1-3 km2) defined at the end of the first phase.

A.   Stages and scope of work in the Second Exploration Phase

1) Collection of 300-400 surface samples from each prospective area in order to localize the source of anomalies (total of 3,000 samples).

2) Analysis of collected samples for mobile mercury, and then analysis of anomalous samples for Au, Ag, Sb, As, TI, Ba.

3) Detail geophysical work in the anomalous zones. The results will allow to determine physical parameters of sources of anomalies such as their depth, shape and size.

4) Integration of obtained geophysical and geochemical information, and selection of zones with potential gold mineralization.

5) Collection of rock samples from outcrops or by drilling in the selected areas.

B.   Time of initiation and duration of the Second Exploration Phase

     Second Exploration Phase will begin no later than 3 months from the completion of the First Phase and will last no longer than 18 months.

THIRD EXPLORATION PHASE

A.   Stages and scope of work of the Third Exploration Phase

1)   Selection of 1-3 most attractive areas based on the results of the Second
     Phase

2)   Collection of surface samples on selected areas.

3)   Detail geophysical work and geochemical analysis of collected samples

4)   Collection of rock samples from drill holes (to a max depth of 300 m)

5)   In case of positive results geological documentation will be prepared.

B.   Time of initiation and duration of the Third Exploration Phase

     The Third Exploration Phase will begin no later than 3 months from the completion of the Second Phase and will last no longer than 24 months.